Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-200363) of LifeVantage Corporation and subsidiaries (the “Company”) of our report dated December 12, 2016 with respect to the consolidated balance sheet of the Company as of June 30, 2016, and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity, and cash flows for the year ended June 30, 2015, which report appears in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on December 12, 2016.

WSRP, LLC
Salt Lake City, Utah
December 12, 2016